Exhibit (a)(12)

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Citrix Election Confirmation Statement

Date         09/10/2007 05:27:48 PM PST

Dear

Your Election information has been recorded as follows:

Grant Date	Option Number	Original Price Per Share	Number of Shares Subject to Tender Offer (“Eligible Options”)	New Exercise Price	Cash Amount Payable in January 2008
Jul 02, 2001	00019076	$35.01	73	$35.03	$1.46

Amend Eligible Options?    Yes  ☑    No  ☐

If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.